CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 29, 2012 with respect to the statement of revenues and certain expenses of the 42nd Street Portfolio for the year ended December 31, 2011 included in the May 29, 2012 Current Report on Form 8-K/A of American Realty Capital New York Recovery REIT, Inc. which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

December 18, 2012